ANZA CAPITAL, INC. (AZAC)
                           SUMMARY OF PRINCIPAL TERMS



INVESTOR(S):        Peter  and  Irene  Gauld  (GAULDS)

THE  SECURITY:      The  investment  will  be  made  in  Series  G  Convertible
                    Preferred Shares (the "Series G Shares") to be newly issued by the Company.

THE  TRANSACTION:   GAULDS  and  the Company will enter into a transaction which results  in  the  following:

                    (a) GAULDS providing One Million (1,000,000) shares of Cash Technologies, Inc. (ticker symbol: TQ) as collateral for the Series G Shares, which will be convertible into common shares of AZAC at a price equal to the lesser of $.08 per share or a 20% discount to the 30 day average closing price prior to conversion notice. The Series G Shares will be held in escrow agreed upon by the parties.
                    (b) $10,000. paid in monthly installments and wired to an account designated by the GAULDS.
                    (c) Issuance by AZAC to the GAULDS of 2,000,000 warrants in AZAC with a strike price of $.10 (ten cents) per share and carrying a term of five years. Warrants shall have piggy back and demand registration rights with said demand being at the expense of the holder with said cost refunded by AZAC by issuance of additional common shares at the lesser of $.10 (ten cents) or the five
                         (5) day average closing bid price per share. Holder cannot exercise its demand registration rights for a period of ninety (90) days from the closing, and must provide a minimum of thirty (30) days advance notice for AZAC to exercise its redemption rights as set forth below. The warrants will not contain cashless exercise provisions.
                    (d) The Series G Shares shall be convertible at any time by the holder with thirty (30) day written notice. Upon conversion notice, the conversion shares will be issued to the escrow agent and once received and properly titled, the collateral will be released to AZAC and the newly issued conversion shares will be released to the GAULDS per their pre-determined instructions.(to be provided)
                    (e) The escrow agreement shall provide for a termination of the agreement, and a return of the securities on both sides, on the date which is twelve (12) months from the date hereof.
                    (f) AZAC will agree to provide notice to GAULDS within 24 hours of receipt of any claim or demand by a third party that might affect the collateral in escrow.
                    (g) At the end of each calendar quarter, beginning with the quarter ended December 31, 2004, the parties shall adjust the number of TQ shares held in escrow so that the market value is approximately $1,000,000, based on the previous 30 day average trading price of TQ's stock. The Gauld's will not be required to deposit additional shares if the value falls below $1,000,000, however, the number of Series G Preferred Stock will be adjusted accordingly.


SERIES G SHARES:    The Series G Shares shall be senior to all other equity with respect to redemption, sale of the Company, and upon liquidation. The Series G Shares will have the following rights:

                    (1)  Liquidation  Preference:  Upon  any  liquidation,
                         -----------------------
                         dissolution or winding-up (a "Liquidation"), the Series G Shares shall be entitled to receive, prior to any distribution to any other class of the Company's equity securities, an amount equal to 2.5x the cost basis of the Series G Shares.

                         A consolidation, change of control transaction, or merger of the Company (other than a merger where the Company is the surviving corporation and the holders of the voting power of the Company prior to such merger or consolidation hold a majority of the voting power of the surviving entity) or a sale of substantially all of the assets of the Company shall, at the election of the holders of a majority of the Series G Shares, be deemed a liquidation upon the terms stated herein.

                    (3)  Voting:  The  consent  of  a  majority  of the Series G
                         ------
                         Shares shall be required for the following actions:
                         (a) the creation, conversion, or issuance of any equity or equity-like securities which rank senior or on parity to the Series G Shares;
                         (b) any increase in the authorized number of Series G Shares;
                         (c) any alteration of the rights, preferences or privileges of the Series G Shares.

                    (4)  Annual  Yield:  None
                         -------------

                    (5)  Redemption:  The  Series G Shares will be redeemable at
                         ----------
                         the option of the holders of a majority of the outstanding Series G Shares or by AZAC (beginning after the 6 month anniversary of the Closing (unless the Holder demands registration or exercises a conversion, in which case the 6 month window is waived)), with 30 day written notice. After the 6 month period, with thirty days written notice, AZAC can redeem a maximum of up to one-half of the outstanding Series G Shares. Upon notice from either party of redemption, the escrow agent will have prior instructions to release the collateral provided (1,000,000 shares of TQ, or the applicable pro-rata portion thereof) to the GAULDS per the instructions given (TBD) and also return the Series G Preferred Shares to AZAC. The 30 day notice provision will be waived in the event of a redemption after receiving notice as provided in (f) of The Transaction, above, or in the event of a change in senior management of the Company.


PURCHASE
AGREEMENT:          he investment shall be made pursuant to a purchase agreement and other agreements, reasonably acceptable to the Company and GAULDS. Such agreements shall contain, among other things, customary representations, warranties, and covenants of the Company and management, appropriate conditions of closing, customary information rights, and customary registration rights.

ACCESS: You agree to provide representatives of GAULDS and its advisors (including legal, accounting and other representatives) with reasonable access to the Company and the financial, legal, tax and other data and information pertaining to the Company.

EXPENSES:           Each  party  shall  bear  its  own expenses in the event the
                    Transaction  is  not  closed.

CONDITIONS
PRECEDENT:          Consummation  of  the  Transaction  shall  be subject to the satisfaction of conditions customary of a buyer in transactions of this type, including but not limited to the following: (i) the satisfactory completion of GAULDS, its accounting, and its legal due diligence investigations; (ii) the execution of the definitive purchase agreement and related documentation reflecting the terms of the Transaction as set forth herein and containing representations, warranties, covenants, indemnities and agreements of the Company and management satisfactory in form and substance to GAULDS; (iii) the receipt of all material consents and approvals necessary for the consummation of the Transaction and the ongoing operation of the business of the Company; (iv) the absence of any material adverse change in the business, assets, condition
                    (financial or otherwise); and (v) approval of the Transaction by GAULDS investment committee.

                    Consummation of the Transaction shall be subject to approval by the AZAC Board of Directors, and a satisfactory review by its auditors .

CLOSING: It is the objective of GAULDS to sign definitive agreements and related agreements associated with the Transaction in approximately 5-7 days from the signing of this letter. Funding will occur simultaneous or as soon as possible thereafter (the "Closing").

                    From the date of your acceptance hereof through the Closing or termination of this agreement, the Company shall (i) conduct the Company's business only in the ordinary course and consistent with relationships and goodwill of the Company existing as of the date hereof, and (ii) promptly notify GAULDS of any emergency or other change in the ordinary course of the Company's business.


Agreed and Accepted as Basis for Definitive Agreement:


/s/  Vincent  Rinehart                          /s/  Peter  Gauld
----------------------------------              --------------------------------
Vincent  Rinehart                               Peter  Gauld
Anza  Capital  Inc.
                                                /s/  Irene  Gauld
                                                --------------------------------
                                                Irene  Gauld